AXP(R)
   Blue Chip
        Advantage
           Fund

                                                                   Annual Report
                                                                  for the Period
                                                             Ended Jan. 31, 2004

AXP Blue Chip Advantage Fund seeks to provide shareholders with a long-term total return exceeding that of the U.S. stock market.

(logo)                                                                   (logo)
American                                                                AMERICAN
  Express(R)                                                             EXPRESS
Funds                                                                   (R)

Table of Contents

Fund Snapshot                               3

Questions & Answers
   with Portfolio Management                4

The Fund's Long-term Performance            8

Investments in Securities                   9

Financial Statements                       12

Notes to Financial Statements              15

Independent Auditors' Report               25

Federal Income Tax Information             26

Board Members and Officers                 28

Proxy Voting                               30

(logo) DALBAR

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Fund Snapshot
        AS OF JAN. 31, 2004

PORTFOLIO MANAGER

Portfolio manager                                            Doug Chase
Since                                                              1/04
Years in industry                                                    12

FUND OBJECTIVE

For investors seeking long-term total return exceeding that of the U.S. stock market.

Inception dates
A: 3/5/90       B: 3/20/95      C: 6/26/00      Y: 3/20/95

Ticker symbols
A: IBLUX        B: IDBCX        C: AXACX        Y: IBCYX

Total net assets                                         $1.585 billion

Number of holdings                                                   99

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

       STYLE
VALUE  BLEND  GROWTH
         X            LARGE
                      MEDIUM  SIZE
                      SMALL

SECTOR COMPOSITION

Percentage of portfolio assets

(pie chart)

Health care 22.7%
Financials 20.5%
Consumer discretionary 13.7%
Technology 13.5%
Consumer staples 10.4%
Industrials 7.3%
Energy 6.6%
Materials 3.5%
Short-term securities 0.8%
Telecommunications 0.5%
Utilities 0.5%

TOP TEN HOLDINGS

Percentage of portfolio assets
Pfizer (Health care products)                                       6.8%
Citigroup (Finance companies)                                       5.1
Cendant (Media)                                                     3.4
Viacom Cl B (Leisure time & entertainment)                          3.2
PepsiCo (Beverages & tobacco)                                       2.9
Microsoft (Computer software & services)                            2.9
Colgate-Palmolive (Household products)                              2.7
Fannie Mae (Financial services)                                     2.5
Procter & Gamble (Household products)                               2.4
McKesson (Health care services)                                     2.4

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Fund holdings subject to change.

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3   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Questions & Answers
        WITH PORTFOLIO MANAGEMENT

Doug Chase began managing AXP Blue Chip Advantage Fund at the start of January 2004. Below, he discusses the Fund's positioning and results for the 12 months ended Jan. 31, 2004.

Shareholders will be asked to approve a merger of the Fund into AXP Large Cap Equity Fund at a shareholder meeting on June 9, 2004. This approval is not guaranteed. If shareholder approval is obtained, no new purchases or exchanges into the Fund will be allowed, although existing shareholders may redeem or exchange out of the Fund.

Q: How did AXP Blue Chip Advantage Fund perform for the fiscal year ended Jan. 31, 2004?

A: AXP Blue Chip Advantage Fund's Class A shares advanced 31.20% for the 12 months ended Jan. 31, 2004, excluding sales charge. This outpaced the Fund's peer group as represented by the Lipper Large-Cap Core Funds Index, which advanced 29.98% for the same period. The Fund underperformed the S&P 500 Index, which gained 34.57%. The Fund's conservative positioning relative to the S&P 500 was responsible for its underperformance, as the riskier sectors and lower-quality stocks in the index were very strong performers during much of the year.

Q:   What factors had the most significant effect on performance?

A: At the start of our fiscal period, the outlook for stocks was still very negative due to continuing economic uncertainty, poor corporate earnings and escalating global tensions. Then, in mid-March, when the U.S.-led action in Iraq was imminent, stocks began a rally that continued nearly uninterrupted through the end of our annual period. The Fund capitalized on the improved stock performance to deliver a strong absolute return.

(bar chart)
                        PERFORMANCE COMPARISON
                   For the year ended Jan. 31, 2004
35%                              (bar 2)
              (bar 1)            +34.57%
30%           +31.20%                              (bar 3)
                                                   +29.98%
25%

20%

15%

10%

 5%

 0%

(bar 1)   AXP Blue Chip Advantage Fund Class A (excluding sales charge)
(bar 2)   S&P 500 Index Fund (unmanaged)
(bar 3)   Lipper Large-Cap Core Funds Index

(see "The Fund's Long-term Performance" for Index descriptions)

Past performance is no guarantee of future results. The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Questions & Answers

(begin callout quote)> The most significant changes occurred in January, when we began managing the Fund. We substantially altered the portfolio's sector allocations and individual holdings. (end callout quote)

     However, the Fund fell short of its benchmark primarily because of its emphasis on higher-quality stocks. In general, lower-quality stocks performed better than higher-quality stocks through much of the last year.

     During the second half of the year, the Fund benefited from a higher-than-index position in the technology sector.

AVERAGE ANNUAL TOTAL RETURNS

                         Class A                 Class B                     Class C                       Class Y
(Inception dates)       (3/5/90)                (3/20/95)                   (6/26/00)                     (3/20/95)
                   NAV(1)     POP(2)      NAV(1)    After CDSC(3)     NAV(1)     After CDSC(4)       NAV(5)       POP(5)
as of Jan. 31, 2004
1 year             +31.20%    +23.66%     +30.36%      +26.36%        +30.07%       +30.07%          +31.53%      +31.53%
5 years             -3.54%     -4.68%      -4.26%       -4.42%          N/A           N/A             -3.38%       -3.38%
10 years            +8.22%     +7.58%       N/A          N/A            N/A           N/A              N/A          N/A
Since inception      N/A        N/A        +7.86%       +7.86%         -8.76%        -8.76%           +8.84%       +8.84%

as of Dec. 31, 2003
1 year             +27.37%    +20.04%     +26.45%      +22.45%        +26.54%       +26.54%          +27.69%      +27.69%
5 years            -2.76%      -3.90%      -3.49%       -3.65%          N/A           N/A             -2.59%       -2.59%
10 years            +8.52%     +7.88%       N/A          N/A            N/A           N/A              N/A          N/A
Since inception      N/A        N/A        +7.88%       +7.88%         -9.07%        -9.07%           +8.87%       +8.87%

The performance information shown represents the past performance and is not a guarantee of future results. The value of your investment and returns will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance information shown. You may obtain performance information current to the most recent month-end by calling (888) 723-8476 or visiting www.americanexpress.com/funds. You should consider the investment objectives, risks, and charges and expenses of the Fund carefully before investing.

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

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5   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Questions & Answers

     However, the Fund's underlying sub-sector exposure proved to be a detractor. Specifically, the Fund had a lower-than-index weighting in semiconductor firms, one of the strongest technology groups, and a higher-than-index position in software, one of the weaker industries in the latter part of the fiscal period.

Q:   What changes did you make to the portfolio during the fiscal period?

A: There were few meaningful changes to sector or industry positions in the first half of the fiscal year. Later in the period, the Fund's allocation to consumer cyclical stocks was increased and the Fund went from a market weight in financials to a higher-than-index position. Allocations to both health care and technology stocks were reduced.

     The most significant changes occurred in January, when new management took over the Fund. We substantially altered the portfolio's sector allocations and individual holdings. We moved to higher-than-index positions in the health care and industrials sectors and lower-than-index positions in the technology, financial, telecommunications and utility sectors. All other sectors were weighted about equal to the benchmark.

     We established a large position in health care in spite of last year's weakness because long term, we believe health care earnings will grow faster than the market due to demographics, specifically the aging of the U.S. population. The Fund's well-diversified health care position includes pharmaceutical firms, biotechnology companies, hospitals, medical device providers and drug distributors. Our primary concern about healthcare stocks is that they could suffer from rhetoric related to the presidential election. Therefore, we will probably be a bit cautious in adding further to the healthcare sector, but may take advantage of any election-related declines to add to some existing positions.

     The Fund has a higher-than-index position in the industrial sector, despite less attractive valuations on some industrial stocks, because we want exposure to cyclically sensitive areas in case the economy does deliver explosive growth.

     The Fund's weighting in the technology sector is smaller than the index. We believe these stocks, as a group, are very expensive, and, in our opinion, the only way to justify current valuations is to assume exceptional economic growth for several quarters to come. We think that if growth is indeed that strong, it will also

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6   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Questions & Answers

     drive performance in other sectors such as media, which we consider more reasonably priced. The Fund ended the period with a lower-than-index position in financial stocks because we believe many of these companies are vulnerable to the negative effects of a potential increase in interest rates.

Q:   How will you manage the Fund for the coming months?

A: One key issue for the market in 2004 is whether large-cap stocks can regain market leadership from small-cap stocks. We believe several factors support such an outcome. First, the overvaluation of small-caps versus large-caps suggests that a period of large-cap outperformance may be due. Other factors favoring large-caps include the decline in the U.S. dollar, which has made U.S. exports more competitive, and the possibility of higher interest rates. Small-cap companies generally don't benefit from export growth the way large-cap companies do. In addition, smaller companies are often more dependent on borrowed money and could suffer from either expectations of rising interest rates or actual rate increases.

     Consumer staples is a sector that looks interesting to us now precisely because it is one of the most multinational groups in the market and could benefit from the lower dollar. Anywhere you travel globally, you will find the products of U.S. based multinationals -- from cola to razor blades to hamburgers. We think such companies are attractive given the improved export environment.

     Currently, we believe the best market opportunities are in growth stocks that have a high degree of stability to their growth. These stocks have become cheaper relative to the market; yet in any given year, they tend to grow earnings faster than the S&P 500. We have been making a concerted effort to move money into more stable growth stocks and out of companies that require record levels of profitability to justify their current share prices.

     Given the improving global economy, the weak dollar, and large-cap relative underperformance in 2003, we think the environment may be more favorable for large stocks in 2004 and we consider the portfolio well positioned for such a scenario.

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7   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

The Fund's Long-term Performance

This chart illustrates the total value of an assumed $10,000 investment in AXP Blue Chip Advantage Fund Class A shares (from 2/1/94 to 1/31/04) as compared to the performance of two widely cited performance indices, Standard & Poor's 500 Index (S&P 500 Index) and the Lipper Large-Cap Core Funds Index. In comparing the Fund's Class A shares to these indices, you should take into account the fact that the Fund's performance reflects the maximum sales charge of 5.75%, while such charges are not reflected in the performance of the indices. Returns for the Fund include the reinvestment of any distribution paid during each period.

The performance information shown represents the past performance and is not a guarantee of future results. The value of your investment and returns will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Returns do not reflect taxes payable on distributions and redemptions. Current performance may be lower or higher than the performance information shown. You may obtain performance information current to the most recent month-end by calling (888) 723-8476 or visiting www.americanexpress.com/funds. Also see "Past Performance" in the Fund's current prospectus. You should consider the investment objectives, risks, and charges and expenses of the Fund carefully before investing.

(mountain chart)
                                             VALUE OF A HYPOTHETICAL $10,000 INVESTMENT
                                                   IN AXP BLUE CHIP ADVANTAGE FUND

AXP Blue Chip Advantage
 Fund Class A                 $9,425  $9,410  $13,081  $16,193  $19,467  $24,861 $27,173  $25,722  $20,737  $15,822 $20,759

S&P 500 Index(1)             $10,000 $10,053  $13,939  $17,611  $22,350  $29,612 $32,677  $32,383  $27,146  $20,897 $28,121

Lipper Large-Cap Core
 Funds Index(2)              $10,000  $9,753  $12,999  $15,960  $19,747  $25,689 $28,425  $28,218  $23,542  $18,346 $23,846

                               `94     `95      `96      `97      `98      `99     `00      `01      `02      `03     `04

(1) S&P 500 Index, an unmanaged index of common stocks, is frequently used as a general measure of market performance. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees.

(2) The Lipper Large-Cap Core Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.


                          Average Annual Total Returns
                 Class A with Sales Charge as of Jan. 31, 2004
1 year                                                               +23.66%
5 years                                                               -4.68%
10 years                                                              +7.58%

            Results for other share classes can be found on page 5.

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8   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Investments in Securities

AXP Blue Chip Advantage Fund

Jan. 31, 2004

(Percentages represent value of investments compared to net assets)

Common stocks (99.3%)
Issuer                                        Shares              Value(a)

Aerospace & defense (2.6%)
Empresa Brasileira de
   Aeronautica ADR                           114,550(c)          $3,375,789
Lockheed Martin                              303,500             14,756,170
Northrop Grumman                              86,300              8,346,073
United Technologies                          156,500             14,952,010
Total                                                            41,430,042

Banks and savings & loans (3.5%)
Bank of America                              301,000             24,519,460
U.S. Bancorp                                 322,200              9,108,594
Washington Mutual                            125,500              5,559,650
Wells Fargo                                  295,500             16,964,655
Total                                                            56,152,359

Beverages & tobacco (5.3%)
Altria Group                                 473,100             26,299,629
Anheuser-Busch Companies                      73,400              3,722,848
Coca-Cola                                    163,550              8,053,202
PepsiCo                                      980,300             46,328,978
Total                                                            84,404,657

Broker dealers (1.8%)
Merrill Lynch & Co                           234,400             13,780,376
Morgan Stanley                               261,600             15,227,736
Total                                                            29,008,112

Building materials & construction (0.5%)
American Standard                             74,100(b)           7,869,420

Cable (0.7%)
EchoStar Communications Cl A                 134,500(b)           4,909,250
NTL                                           81,500(b)           5,406,710
Total                                                            10,315,960

Cellular telecommunications (0.5%)
Nextel Communications Cl A                   304,800(b)           8,043,672

Chemicals (1.5%)
Dow Chemical                                 289,800             12,157,110
Lyondell Chemical                            652,750             11,188,135
Total                                                            23,345,245

Computer hardware (4.8%)
Cisco Systems                              1,154,500(b)          29,601,380
Dell                                         604,000(b)          20,215,880
Hewlett-Packard                              952,300             22,655,217
NVIDIA                                       160,600(b)           3,573,350
Total                                                            76,045,827

Computer software & services (4.4%)
Affiliated Computer Services Cl A             64,500(b)           3,576,525
BMC Software                                 202,400(b)           4,027,760
Investors Financial Services                  64,600              2,677,024
Microsoft                                  1,674,500             46,299,925
Oracle                                       641,900(b)           8,864,639
VERITAS Software                             125,800(b)           4,133,788
Total                                                            69,579,661

Electronics (4.3%)
Analog Devices                               207,200              9,914,520
Applied Materials                            216,200(b)           4,704,512
Intel                                      1,004,200             30,728,520
Jabil Circuit                                 95,500(b)           2,826,800
KLA-Tencor                                   140,000(b)           7,989,800
STMicroelectronics                           281,900(c)           7,566,196
Taiwan Semiconductor Mfg ADR                 359,300(c)           4,016,974
Total                                                            67,747,322

Energy (5.3%)
ChevronTexaco                                260,700             22,511,445
ConocoPhillips                               222,500             14,658,300
Devon Energy                                 135,600              7,655,976
Exxon Mobil                                  843,400             34,402,286
Newfield Exploration                          89,100(b)           4,204,629
Total                                                            83,432,636

Energy equipment & services (1.3%)
Halliburton                                  287,800              8,677,170
Noble                                        215,200(b)           7,983,920
Weatherford Intl                             103,200(b)           4,161,024
Total                                                            20,822,114

Finance companies (5.1%)
Citigroup                                  1,646,900             81,488,612

See accompanying notes to investments in securities.

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9   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Issuer                                        Shares              Value(a)

Financial services (4.9%)
Capital One Financial                         98,200             $6,980,056
Countrywide Financial                        170,166             14,217,369
Fannie Mae                                   514,200             39,644,820
MBNA                                         620,600             16,731,376
Total                                                            77,573,621

Health care products (16.3%)
Amgen                                        344,700(b)          22,229,703
Baxter Intl                                  393,910             11,482,477
Boston Scientific                            223,600(b)           9,120,644
Forest Laboratories                          250,000(b)          18,622,500
Gilead Sciences                               64,400(b)           3,533,628
Johnson & Johnson                            675,750             36,098,564
Medtronic                                    216,400             10,651,208
Merck & Co                                   173,900              8,277,640
Novartis ADR                                 378,350(c)          17,082,503
Pfizer                                     2,932,800            107,428,463
Teva Pharmaceutical Inds ADR                  65,300(c)           4,087,127
Wyeth                                        182,100              7,456,995
Total                                                           256,071,452

Health care services (6.5%)
AmerisourceBergen                            423,100             23,291,655
Anthem                                       105,500(b)           8,627,790
Cardinal Health                              299,300             19,188,123
Caremark Rx                                  159,800(b)           4,274,650
HCA                                          196,500              8,822,850
McKesson                                   1,289,100             37,873,758
Tenet Healthcare                             128,900(b)           1,598,360
Total                                                           103,677,186

Household products (5.1%)
Colgate-Palmolive                            846,600             43,405,182
Procter & Gamble                             375,400             37,945,432
Total                                                            81,350,614

Insurance (5.1%)
ACE                                          186,100(c)           8,080,462
Allstate                                     397,400             18,065,804
American Intl Group                          289,300             20,091,885
Chubb                                        348,600             24,921,414
Hartford Financial
   Services Group                             97,400              6,266,716
MBIA                                          64,000              4,032,000
Total                                                            81,458,281

Leisure time & entertainment (4.3%)
Mattel                                       914,500             17,293,195
Viacom Cl B                                1,270,700             51,209,210
Total                                                            68,502,405

Machinery (0.8%)
Caterpillar                                  160,300             12,524,239

Media (6.9%)
Cendant                                    2,360,300(b)          53,460,795
Disney (Walt)                              1,318,900             31,653,600
InterActiveCorp                              255,300(b)           8,271,720
Liberty Media Cl A                           718,800(b)           8,366,832
Tribune                                      156,200              7,995,878
Total                                                           109,748,825

Multi-industry (3.9%)
Accenture Cl A                               172,800(b,c)         4,090,176
General Electric                             992,206             33,367,888
ITT Inds                                      52,300              3,898,442
Tyco Intl                                    759,900(c)          20,327,325
Total                                                            61,683,831

Paper & packaging (0.9%)
Avery Dennison                               162,550             10,104,108
Weyerhaeuser                                  60,800              3,736,768
Total                                                            13,840,876

Precious metals (0.7%)
Freeport McMoRan Cooper &
   Gold Cl B                                 289,500             10,670,970

Retail -- general (1.8%)
Best Buy                                     333,500             16,805,065
Wal-Mart Stores                              218,400             11,760,840
Total                                                            28,565,905

Utilities -- electric (0.5%)
Exelon                                        58,900              3,945,122
FirstEnergy                                  108,700              4,078,424
Total                                                             8,023,546

Total common stocks
(Cost: $1,528,896,966)                                       $1,573,377,390

See accompanying notes to investments in securities.

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10   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Short-term securities (0.8%)

Issuer              Annualized                Amount              Value(a)
                   yield on date            payable at
                    of purchase              maturity

U.S. government agency (0.2%)
Federal Natl Mtge Assn Disc Nt
   04-28-04            1.01%               $3,200,000            $3,192,278
Commercial paper (0.6%)
Fleet Funding
   02-06-04            1.09                 2,500,000(d)          2,499,461
Household Finance
   02-02-04            1.02                 7,200,000             7,199,389
Total                                                             9,698,850

Total short-term securities
(Cost: $12,891,236)                                             $12,891,128

Total investments in securities
(Cost: $1,541,788,202)(e)                                    $1,586,268,518

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)  Non-income producing.

(c) Foreign security values are stated in U.S. dollars. As of Jan. 31, 2004, the value of foreign securities represented 4.3% of net assets.

(d) Commercial paper sold within terms of a private placement memorandum, exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and may be sold only to dealers in that program or other "accredited investors." This security has been determined to be liquid under guidelines established by the board. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. As of Jan. 31, 2004, the value of these securities amounted to $2,499,461 or 0.2% of net assets.

(e) At Jan. 31, 2004, the cost of securities for federal income tax purposes was $1,575,444,685 and the aggregate gross unrealized appreciation and depreciation based on that cost was:

     Unrealized appreciation                                   $ 44,948,835
     Unrealized depreciation                                    (34,125,002)
                                                                -----------
     Net unrealized appreciation                               $ 10,823,833
                                                               ------------

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11   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Blue Chip Advantage Fund

Jan. 31, 2004
Assets
Investments in securities, at value (Note 1)
   (identified cost $1,541,788,202)                                                                 $ 1,586,268,518
Capital shares receivable                                                                                    77,213
Dividends and accrued interest receivable                                                                 1,766,504
Receivable for investment securities sold                                                                35,588,103
                                                                                                         ----------
Total assets                                                                                          1,623,700,338
                                                                                                      -------------
Liabilities
Disbursements in excess of cash on demand deposit                                                           129,906
Capital shares payable                                                                                       85,841
Payable for investment securities purchased                                                              38,621,681
Accrued investment management services fee                                                                   20,810
Accrued distribution fee                                                                                     21,941
Accrued service fee                                                                                             271
Accrued transfer agency fee                                                                                   8,514
Accrued administrative services fee                                                                           1,210
Other accrued expenses                                                                                      204,891
                                                                                                            -------
Total liabilities                                                                                        39,095,065
                                                                                                         ----------
Net assets applicable to outstanding capital stock                                                  $ 1,584,605,273
                                                                                                    ===============
Represented by
Capital stock -- $.01 par value (Note 1)                                                            $     2,035,639
Additional paid-in capital                                                                            2,545,457,350
Undistributed net investment income                                                                         566,599
Accumulated net realized gain (loss) (Note 7)                                                        (1,007,934,631)
Unrealized appreciation (depreciation) on investments                                                    44,480,316
                                                                                                         ----------
Total -- representing net assets applicable to outstanding capital stock                            $ 1,584,605,273
                                                                                                    ===============
Net assets applicable to outstanding shares:                Class A                                 $   913,221,327
                                                            Class B                                 $   567,680,792
                                                            Class C                                 $     4,677,635
                                                            Class Y                                 $    99,025,519
Net asset value per share of outstanding capital stock:     Class A shares         116,142,338      $          7.86
                                                            Class B shares          74,241,206      $          7.65
                                                            Class C shares             613,490      $          7.62
                                                            Class Y shares          12,566,854      $          7.88
                                                                                    ----------      ---------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
12   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Statement of operations
AXP Blue Chip Advantage Fund

Year ended Jan. 31, 2004
Investment income
Income:
Dividends                                                                                              $ 26,678,335
Interest                                                                                                    434,830
Fee income from securities lending (Note 3)                                                                  13,004
                                                                                                             ------
Total income                                                                                             27,126,169
                                                                                                         ----------
Expenses (Note 2):
Investment management services fee                                                                        7,547,131
Distribution fee
   Class A                                                                                                2,192,461
   Class B                                                                                                5,564,674
   Class C                                                                                                   42,586
Transfer agency fee                                                                                       3,558,268
Incremental transfer agency fee
   Class A                                                                                                  214,365
   Class B                                                                                                  229,836
   Class C                                                                                                    2,053
Service fee -- Class Y                                                                                      122,921
Administrative services fees and expenses                                                                   465,352
Compensation of board members                                                                                15,067
Custodian fees                                                                                              105,813
Printing and postage                                                                                        492,299
Registration fees                                                                                            75,509
Audit fees                                                                                                   26,500
Other                                                                                                        34,343
                                                                                                             ------
Total expenses                                                                                           20,689,178
   Earnings credits on cash balances (Note 2)                                                               (19,728)
                                                                                                            -------
Total net expenses                                                                                       20,669,450
                                                                                                         ----------
Investment income (loss) -- net                                                                           6,456,719
                                                                                                          ---------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions (Note 3)                                                                        41,752,414
   Futures contracts                                                                                      7,243,735
   Options contracts written (Note 5)                                                                       616,032
                                                                                                            -------
Net realized gain (loss) on investments                                                                  49,612,181
Net change in unrealized appreciation (depreciation) on investments                                     363,514,410
                                                                                                        -----------
Net gain (loss) on investments                                                                          413,126,591
                                                                                                        -----------
Net increase (decrease) in net assets resulting from operations                                        $419,583,310
                                                                                                       ============

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
13   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Statements of changes in net assets
AXP Blue Chip Advantage Fund

Year ended Jan. 31,                                                              2004                       2003
Operations and distributions
Investment income (loss) -- net                                           $    6,456,719            $     7,276,521
Net realized gain (loss) on investments                                       49,612,181               (324,321,708)
Net change in unrealized appreciation (depreciation) on investments          363,514,410               (288,292,776)
                                                                             -----------               ------------
Net increase (decrease) in net assets resulting from operations              419,583,310               (605,337,963)
                                                                             -----------               ------------
Distributions to shareholders from:
   Net investment income
     Class A                                                                  (5,779,812)                (5,062,662)
     Class B                                                                    (171,405)                        --
     Class C                                                                      (1,158)                        --
     Class Y                                                                  (1,044,739)                (1,215,387)
                                                                              ----------                 ----------
Total distributions                                                           (6,997,114)                (6,278,049)
                                                                              ----------                 ----------
Capital share transactions (Note 4)
Proceeds from sales
   Class A shares (Note 2)                                                    76,906,611                182,752,085
   Class B shares                                                             28,269,314                 47,803,193
   Class C shares                                                                809,934                  1,661,370
   Class Y shares                                                             35,629,604                 58,125,349
Reinvestment of distributions at net asset value
   Class A shares                                                              5,636,195                  4,932,119
   Class B shares                                                                168,919                         --
   Class C shares                                                                  1,121                         --
   Class Y shares                                                              1,044,739                  1,215,387
Payments for redemptions
   Class A shares                                                           (252,077,109)              (541,090,333)
   Class B shares (Note 2)                                                  (175,937,521)              (301,061,281)
   Class C shares (Note 2)                                                    (1,298,049)                (1,655,252)
   Class Y shares                                                            (94,981,459)              (169,455,492)
                                                                             -----------               ------------
Increase (decrease) in net assets from capital share transactions           (375,827,701)              (716,772,855)
                                                                            ------------               ------------
Total increase (decrease) in net assets                                       36,758,495             (1,328,388,867)
Net assets at beginning of year                                            1,547,846,778              2,876,235,645
                                                                           -------------              -------------
Net assets at end of year                                                 $1,584,605,273            $ 1,547,846,778
                                                                          ==============            ===============
Undistributed net investment income                                       $      566,599            $     1,222,525
                                                                          --------------            ---------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
14   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Notes to Financial Statements

AXP Blue Chip Advantage Fund

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Market Advantage Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Market Advantage Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board. Under normal market conditions, at least 80% of the Fund's net assets are invested in blue chip stocks. Blue chip stocks are issued by companies with a market capitalization of at least $1 billion, an established management, a history of consistent earnings and a leading position within their respective industries.

The Fund offers Class A, Class B, Class C and Class Y shares.

o    Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o    Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, incremental transfer agency fee and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

The Fund's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. American Express Financial Corporation (AEFC) may use fair value if a security's value has been materially affected by events after the close of the primary exchanges or markets on which the security is traded and before the NAV is calculated. The fair value of a security may be different from the quoted or published price. AEFC will price a security at fair value in accordance with procedures adopted by the Fund and board if a reliable market quotation is not readily available. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

--------------------------------------------------------------------------------
15   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Option transactions

To produce incremental earnings, protect gains and facilitate buying and selling of securities for investments, the Fund may buy and write call options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases. The Fund also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option and the cost of a security for a purchased call option is adjusted by the amount of premium received or paid.

Futures transactions
To gain exposure to or protect itself from market changes, the Fund may buy financial futures contracts and also may buy call options on these futures contracts. Risks of entering into futures contracts include the possibility of an illiquid market and that a change in the value of the contract may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Fund is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or expires.

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

On the statement of assets and liabilities, as a result of permanent book-to-tax differences, undistributed net investment income has been decreased by $115,531 and accumulated net realized loss has been decreased by $115,531.

--------------------------------------------------------------------------------
16   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

The tax character of distributions paid for the years indicated is as follows:

Year ended Jan. 31,                              2004                2003

Class A
Distributions paid from:
   Ordinary income                            $5,779,812          $5,062,662
   Long-term capital gain                             --                  --

Class B
Distributions paid from:
   Ordinary income                               171,405                  --
   Long-term capital gain                             --                  --

Class C
Distributions paid from:
   Ordinary income                                 1,158                  --
   Long-term capital gain                             --                  --

Class Y
Distributions paid from:
   Ordinary income                             1,044,739           1,215,387
   Long-term capital gain                             --                  --

As of Jan. 31, 2004, the components of distributable earnings on a tax basis are as follows:

Undistributed ordinary income                                  $     566,599
Accumulated long-term gain (loss)                              $(974,278,148)
Unrealized appreciation (depreciation)                         $  10,823,833

Dividends to shareholders

Dividends from net investment income, declared and paid each calendar quarter, when available, are reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the last income dividend of the calendar year.

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium, market discount and original issue discount using the effective interest method, is accrued daily.

2. EXPENSES AND SALES CHARGES

The Fund has agreements with AEFC to manage its portfolio and provide administrative services. Under an Investment Management Services Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Fund's average daily net assets in reducing percentages from 0.54% to 0.35% annually. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of the Fund to the Lipper Large-Cap Core Funds Index. The maximum adjustment is 0.12% per year. If the performance difference is less than 0.50%, the adjustment will be zero. The adjustment increased the fee by $57,205 for the year ended Jan. 31, 2004.

--------------------------------------------------------------------------------
17   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets in reducing percentages from 0.04% to 0.02% annually. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

Under a deferred Compensation Plan (the Plan), non-interested board members may defer receipt of their compensation. Deferred amounts are treated as though equivalent dollar amounts had been invested in shares of the Fund or other American Express mutual funds. The Funds liability for these amounts is adjusted for market value changes and remains in the Fund until distributed in accordance with the Plan.

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o   Class A $19.50

o   Class B $20.50

o   Class C $20.00

o   Class Y $17.50

The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y.

In addition, AECSC is entitled to charge an annual closed-account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year. However, the closed account fee is currently not effective.

Under terms of a prior agreement that ended April 30, 2003, the Fund paid a transfer agency fee at an annual rate per shareholder account of $19 for Class A, $20 for Class B, $19.50 for Class C and $17 for Class Y.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $1,030,050 for Class A, $486,073 for Class B and $1,290 for Class C for the year ended Jan. 31, 2004.

During the year ended Jan. 31, 2004, the Fund's custodian and transfer agency fees were reduced by $19,728 as a result of earnings credits from overnight cash balances. The Fund also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

--------------------------------------------------------------------------------
18   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $2,269,009,166 and $2,626,331,581, respectively, for the year ended Jan. 31, 2004. Realized gains and losses are determined on an identified cost basis.

Brokerage clearing fees paid to brokers affiliated with AEFC were $36,538 for the year ended Jan. 31, 2004.

Income from securities lending amounted to $13,004 for the year ended Jan. 31, 2004. The risks to the Fund of securities lending are that the borrower may not provide additional collateral when required or return the securities when due.

4. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the years indicated are as follows:

                                                               Year ended Jan. 31, 2004
                                              Class A           Class B          Class C           Class Y
Sold                                       11,178,891         4,261,937          120,573         5,222,827
Issued for reinvested distributions           813,906            26,946              178           150,891
Redeemed                                  (37,065,033)      (26,677,573)        (197,922)      (13,406,511)
                                          -----------       -----------         --------       -----------
Net increase (decrease)                   (25,072,236)      (22,388,690)         (77,171)       (8,032,793)
                                          -----------       -----------          -------        ----------

                                                                Year ended Jan. 31, 2003
                                              Class A           Class B          Class C           Class Y
Sold                                       24,860,224         7,033,264          245,508         8,374,682
Issued for reinvested distributions           732,455                --               --           178,866
Redeemed                                  (77,333,074)      (45,318,877)        (249,971)      (24,560,966)
                                          -----------       -----------         --------       -----------
Net increase (decrease)                   (51,740,395)      (38,285,613)          (4,463)      (16,007,418)
                                          -----------       -----------           ------       -----------

5. OPTIONS CONTRACTS WRITTEN

Contracts and premiums associated with options contracts written are as follows:

                                              Year ended Jan. 31, 2004
                                                        Calls
                                            Contracts          Premiums
Balance Jan. 31, 2003                              --       $        --
Opened                                         22,743         1,389,325
Closed                                        (22,743)       (1,389,325)
                                              -------        ----------
Balance Jan. 31, 2004                              --       $        --
                                              -------       -----------

See "Summary of significant accounting policies."

--------------------------------------------------------------------------------
19   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

6. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by Deutsche Bank, whereby the Fund is permitted to have bank borrowings for temporary or emergency purposes to fund shareholder redemptions. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the LIBOR plus 0.50%, the IBOR plus 0.50% or the higher of the Federal Funds Rate plus 0.25% and the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. The Fund had no borrowings outstanding during the year ended Jan. 31, 2004.

7. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund has a capital loss carry-over of $974,278,148 as of Jan. 31, 2004, that will expire in 2010 through 2012 if not offset by capital gains. It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

8. SUBSEQUENT EVENT

Shareholders will be asked to approve a merger of the Fund into AXP Large Cap Equity Fund at a shareholder meeting on June 9, 2004. This approval is not guaranteed. If shareholder approval is obtained, no new purchases or exchanges into the Fund will be allowed, although existing shareholders may redeem or exchange out of the Fund.

--------------------------------------------------------------------------------
20   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

9. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended Jan. 31,                                               2004      2003       2002       2001       2000
Net asset value, beginning of period                                       $6.03    $ 7.94     $ 9.92     $11.80     $11.88
Income from investment operations:
Net investment income (loss)                                                 .04       .04        .03        .05        .03
Net gains (losses) (both realized and unrealized)                           1.84     (1.92)     (1.95)      (.76)      1.11
Total from investment operations                                            1.88     (1.88)     (1.92)      (.71)      1.14
Less distributions:
Dividends from net investment income                                        (.05)     (.03)      (.04)      (.04)      (.03)
Distributions from realized gains                                             --        --       (.02)     (1.13)     (1.19)
Total distributions                                                         (.05)     (.03)      (.06)     (1.17)     (1.22)
Net asset value, end of period                                             $7.86    $ 6.03     $ 7.94     $ 9.92     $11.80

Ratios/supplemental data
Net assets, end of period (in millions)                                     $913      $852     $1,533     $2,247     $2,455
Ratio of expenses to average daily net assets(c)                           1.06%     1.00%       .89%       .85%       .83%
Ratio of net investment income (loss) to average daily net assets           .67%      .61%       .54%       .50%       .40%
Portfolio turnover rate (excluding short-term securities)                   149%      104%       135%       140%        81%
Total return(e)                                                           31.20%   (23.70%)   (19.38%)    (5.34%)     9.30%

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
21   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Class B
Per share income and capital changes(a)
Fiscal period ended Jan. 31,                                                2004      2003       2002       2001       2000
Net asset value, beginning of period                                       $5.87    $ 7.76     $ 9.72     $11.63     $11.79
Income from investment operations:
Net gains (losses) (both realized and unrealized)                           1.78     (1.89)     (1.94)      (.78)      1.03
Less distributions:
Distributions from realized gains                                             --        --       (.02)     (1.13)     (1.19)
Net asset value, end of period                                             $7.65    $ 5.87     $ 7.76     $ 9.72     $11.63

Ratios/supplemental data
Net assets, end of period (in millions)                                     $568      $568     $1,047     $1,530     $1,588
Ratio of expenses to average daily net assets(c)                           1.83%     1.77%      1.65%      1.60%      1.59%
Ratio of net investment income (loss) to average daily net assets          (.09%)    (.16%)     (.22%)     (.25%)     (.36%)
Portfolio turnover rate (excluding short-term securities)                   149%      104%       135%       140%        81%
Total return(e)                                                           30.36%   (24.36%)   (19.98%)    (6.01%)     8.45%

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
22   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended Jan. 31,                                                2004      2003       2002      2001(b)
Net asset value, beginning of period                                       $5.86    $ 7.74     $ 9.70     $11.99
Income from investment operations:
Net investment income (loss)                                                  --        --         --        .03
Net gains (losses) (both realized and unrealized)                           1.76     (1.88)     (1.94)     (1.16)
Total from investment operations                                            1.76     (1.88)     (1.94)     (1.13)
Less distributions:
Dividends from net investment income                                          --        --         --       (.03)
Distributions from realized gains                                             --        --       (.02)     (1.13)
Total distributions                                                           --        --       (.02)     (1.16)
Net asset value, end of period                                             $7.62    $ 5.86     $ 7.74     $ 9.70

Ratios/supplemental data
Net assets, end of period (in millions)                                       $5        $4         $5         $4
Ratio of expenses to average daily net assets(c)                           1.84%     1.79%      1.67%      1.60%(d)
Ratio of net investment income (loss) to average daily net assets          (.10%)    (.16%)     (.26%)      .04%(d)
Portfolio turnover rate (excluding short-term securities)                   149%      104%       135%       140%
Total return(e)                                                           30.07%   (24.29%)   (19.98%)    (8.79%)(f)

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
23   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Class Y
Per share income and capital changes(a)
Fiscal period ended Jan. 31,                                                2004      2003       2002       2001       2000
Net asset value, beginning of period                                       $6.04    $ 7.96     $ 9.94     $11.81     $11.89
Income from investment operations:
Net investment income (loss)                                                 .05       .05        .04        .06        .04
Net gains (losses) (both realized and unrealized)                           1.85     (1.93)     (1.95)      (.75)      1.11
Total from investment operations                                            1.90     (1.88)     (1.91)      (.69)      1.15
Less distributions:
Dividends from net investment income                                        (.06)     (.04)      (.05)      (.05)      (.04)
Distributions from realized gains                                             --        --       (.02)     (1.13)     (1.19)
Total distributions                                                         (.06)     (.04)      (.07)     (1.18)     (1.23)
Net asset value, end of period                                             $7.88    $ 6.04     $ 7.96     $ 9.94     $11.81

Ratios/supplemental data
Net assets, end of period (in millions)                                      $99      $124       $291       $362       $369
Ratio of expenses to average daily net assets(c)                            .89%      .82%       .72%       .68%       .69%
Ratio of net investment income (loss) to average daily net assets           .86%      .76%       .70%       .67%       .54%
Portfolio turnover rate (excluding short-term securities)                   149%      104%       135%       140%        81%
Total return(e)                                                           31.53%   (23.63%)   (19.23%)    (5.16%)     9.44%

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b)  Inception date was June 26, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e)  Total return does not reflect payment of a sales charge.

(f)  Not annualized.

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24   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Independent Auditors' Report

THE BOARD AND SHAREHOLDERS
AXP MARKET ADVANTAGE SERIES, INC.

We have audited the accompanying statement of assets and liabilities, including the schedule of investments in securities, of AXP Blue Chip Advantage Fund (a series of AXP Market Advantage Series, Inc.) as of January 31, 2004, the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period ended January 31, 2004, and the financial highlights for each of the years in the five-year period ended January 31, 2004. These financial statements and the financial highlights are the responsibility of fund management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of January 31, 2004, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of AXP Blue Chip Advantage Fund as of January 31, 2004, and the results of its operations, changes in its net assets and the financial highlights for each of the periods stated in the first paragraph above, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Minneapolis, Minnesota

March 22, 2004

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25   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Federal Income Tax Information

(UNAUDITED)

The Fund is required by the Internal Revenue Code of 1986 to tell its shareholders about the tax treatment of the dividends it pays during its fiscal year. The dividends listed below are reported to you on Form 1099-DIV, Dividends and Distributions. Shareholders should consult a tax advisor on how to report distributions for state and local tax purposes.

AXP Blue Chip Advantage Fund
Fiscal year ended Jan. 31, 2004

Class A
Income distributions -- taxable as dividend income:

   Qualified Dividend Income for individuals                             100%
   Dividends Received Deduction for corporations                         100%

Payable date                                                        Per share
March 21, 2003                                                       $0.01317
June 20, 2003                                                         0.01274
Sept. 19, 2003                                                        0.00751
Dec. 19, 2003                                                         0.01206
Total distributions                                                  $0.04548

Class B
Income distributions -- taxable as dividend income:

   Qualified Dividend Income for individuals                             100%
   Dividends Received Deduction for corporations                         100%

Payable date                                                        Per share
March 21, 2003                                                       $0.00139
June 20, 2003                                                         0.00050
Total distributions                                                  $0.00189

--------------------------------------------------------------------------------
26   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Class C
Income distributions -- taxable as dividend income:

   Qualified Dividend Income for individuals                             100%
   Dividends Received Deduction for corporations                         100%

Payable date                                                        Per share
March 21, 2003                                                       $0.00114
June 20, 2003                                                         0.00065
Total distributions                                                  $0.00179

Class Y
Income distributions -- taxable as dividend income:

   Qualified Dividend Income for individuals                             100%
   Dividends Received Deduction for corporations                         100%

Payable date                                                        Per share
March 21, 2003                                                       $0.01601
June 20, 2003                                                         0.01568
Sept. 19, 2003                                                        0.00994
Dec. 19, 2003                                                         0.01529
Total distributions                                                  $0.05692

--------------------------------------------------------------------------------
27   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Board Members and Officers

Shareholders elect a board that oversees the Fund's operations. The board appoints officers who are responsible for day-to-day business decisions based on policies set by the board.

The following is a list of the Fund's board members. Each member oversees 15 Master Trust portfolios and 94 American Express mutual funds. Board members serve until the next regular shareholders' meeting or until he or she reaches the mandatory retirement age established by the board.

Independent Board Members

Name, address, age                   Position held        Principal occupation during past   Other directorships
                                     with Fund and        five years
                                     length of service
------------------------------------ -------------------- ---------------------------------- -------------------------------
Arne H. Carlson                      Board member         Chair, Board Services
901 S. Marquette Ave.                since 1999           Corporation (provides
Minneapolis, MN 55402                                     administrative services to
Age 69                                                    boards). Former Governor  of
                                                          Minnesota
------------------------------------ -------------------- ---------------------------------- -------------------------------
Philip J. Carroll, Jr.               Board member         Retired Chairman and CEO,  Fluor   Scottish Power PLC, Vulcan
901 S. Marquette Ave.                since 2002           Corporation (engineering and       Materials Company, Inc.
Minneapolis, MN 55402                                     construction) since 1998           (construction
Age 66                                                                                       materials/chemicals)
------------------------------------ -------------------- ---------------------------------- -------------------------------
Livio D. DeSimone                    Board member         Retired Chair of the Board and     Cargill, Incorporated
30 Seventh Street East               since 2001           Chief Executive Officer,           (commodity merchants and
Suite 3050                                                Minnesota Mining and               processors), General Mills,
St. Paul, MN 55101-4901                                   Manufacturing (3M)                 Inc. (consumer foods), Vulcan
Age 69                                                                                       Materials Company
                                                                                             (construction materials/
                                                                                             chemicals), Milliken & Company
                                                                                             (textiles and chemicals),
                                                                                             and Nexia Biotechnologies, Inc.
------------------------------------ -------------------- ---------------------------------- -------------------------------
Heinz F. Hutter*                     Board member         Retired President and Chief
901 S. Marquette Ave.                since 1994           Operating Officer, Cargill,
Minneapolis, MN 55402                                     Incorporated (commodity
Age 74                                                    merchants and processors)
------------------------------------ -------------------- ---------------------------------- -------------------------------
Anne P. Jones                        Board member         Attorney and Consultant
901 S. Marquette Ave.                since 1985
Minneapolis, MN 55402
Age 69
------------------------------------ -------------------- ---------------------------------- -------------------------------
Stephen R. Lewis, Jr.**              Board member         Retired President and Professor    Valmont Industries, Inc.
901 S. Marquette Ave.                since 2002           of Economics, Carleton College     (manufactures irrigation
Minneapolis, MN 55402                                                                        systems)
Age 65
------------------------------------ -------------------- ---------------------------------- -------------------------------

 * Interested person of AXP Partners International Aggressive Growth Fund, AXP Partners Aggressive Growth Fund, AXP Partners Small Cap Core Fund and AXP Discovery Fund by reason of being a security holder of J P Morgan Chase & Co., which has a 45% interest in American Century Companies, Inc., the parent company of the subadviser of four AXP Funds, American Century Investment Management, Inc.

** Interested person of AXP Partners International Aggressive Growth Fund by reason of being a security holder of FleetBoston Financial Corporation, parent company of Columbia Wanger Asset Management, L.P., one of the fund's subadvisers.

--------------------------------------------------------------------------------
28   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

Independent Board Members (continued)

Name, address, age                   Position held        Principal occupation during past   Other directorships
                                     with Fund and        five years
                                     length of service
------------------------------------ -------------------- ---------------------------------- ------------------------------
Alan G. Quasha                       Board member         President, Quadrant Management,    Compagnie Financiere
901 S. Marquette Ave.                since 2002           Inc. (management of private        Richemont AG (luxury goods),
Minneapolis, MN 55402                                     equities)                          Harken Energy Corporation
Age 54                                                                                       (oil and gas exploration)
                                                                                             and SIRIT Inc. (radio
                                                                                             frequency identification
                                                                                             technology)
------------------------------------ -------------------- ---------------------------------- ------------------------------
Alan K. Simpson                      Board member         Former three-term United States    Biogen, Inc.
1201 Sunshine Ave.                   since 1997           Senator for Wyoming                (biopharmaceuticals)
Cody, WY 82414
Age 72
------------------------------------ -------------------- ---------------------------------- ------------------------------
Alison Taunton-Rigby                 Board member since   President, Forester Biotech
901 S. Marquette Ave.                2002                 since 2000. Former President and
Minneapolis, MN 55402                                     CEO, Aquila Biopharmaceuticals,
Age 59                                                    Inc.
------------------------------------ -------------------- ---------------------------------- ------------------------------

Board Members Affiliated with AEFC***

Name, address, age                   Position held        Principal occupation during past   Other directorships
                                     with Fund and        five years
                                     length of service
------------------------------------ -------------------- ---------------------------------- ------------------------------
Barbara H. Fraser                    Board member since   Executive Vice President - Chief
1546 AXP Financial Center            2002                 Marketing Officer, AEFC, since
Minneapolis, MN 55474                                     2003. Executive Vice President
Age 54                                                    -  AEFA Products and Corporate
                                                          Marketing, AEFC, 2002-2003.
                                                          President - Travelers Check
                                                          Group, American Express
                                                          Company,  2001-2002. Management
                                                          Consultant, Reuters, 2000-2001.
                                                          Managing Director -
                                                          International Investments,
                                                          Citibank Global,  1999-2000.
------------------------------------ -------------------- ---------------------------------- ------------------------------
Stephen W. Roszell                   Board member since   Senior Vice President -
50238 AXP Financial Center           2002, Vice           Institutional Group of AEFC
Minneapolis, MN 55474                President  since
Age 55                               2002
------------------------------------ -------------------- ---------------------------------- ------------------------------
William F. Truscott                  Board member         Senior Vice President - Chief
53600 AXP Financial Center           since 2001,  Vice    Investment Officer of AEFC since
Minneapolis, MN 55474                President  since     2001. Former Chief Investment
Age 43                               2002                 Officer and Managing Director,
                                                          Zurich Scudder Investments
------------------------------------ -------------------- ---------------------------------- ------------------------------

*** Interested person by reason of being an officer, director and/or employee of AEFC.

--------------------------------------------------------------------------------
29   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

The board has appointed officers who are responsible for day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the board. In addition to Mr. Roszell, who is vice president, and Mr. Truscott, who is vice president, the Fund's other officers are:

Other Officers

Name, address, age                   Position held        Principal occupation during past   Other directorships
                                     with Fund and        five years
                                     length of service
------------------------------------ -------------------- ---------------------------------- ------------------------------
Jeffrey P. Fox                       Treasurer since      Vice President - Investment
50005 AXP Financial Center           2002                 Accounting, AEFC, since 2002;
Minneapolis, MN 55474                                     Vice President - Finance,
Age 48                                                    American Express Company,
                                                          2000-2002;  Vice President -
                                                          Corporate Controller, AEFC,
                                                          1996-2000
------------------------------------ -------------------- ---------------------------------- ------------------------------
Paula R. Meyer                       President since      Senior Vice President and
596 AXP Financial Center             2002                 General Manager - Mutual Funds,
Minneapolis, MN 55474                                     AEFC, since 2002; Vice President
Age 50                                                    and Managing Director - American
                                                          Express Funds, AEFC, 2000-2002;
                                                          Vice President, AEFC,  1998-2000
------------------------------------ -------------------- ---------------------------------- ------------------------------
Leslie L. Ogg                        Vice President,      President of Board Services
901 S. Marquette Ave.                General Counsel,     Corporation
Minneapolis, MN 55402                and Secretary
Age 65                               since 1978
------------------------------------ -------------------- ---------------------------------- ------------------------------

The SAI has additional information about the Fund's directors and is available, without charge, upon request by calling (800) 862-7919.

Proxy Voting

The policy of the Board is to vote all proxies of the companies in which the Fund holds investments. The procedures are stated in the Statement of Additional Information (SAI). You may obtain a copy of the SAI without charge by calling
(800) 862-7919; by looking at the Web site americanexpress.com/funds; or by searching the Web site of the Securities and Exchange Commission http://www.sec.gov. You may view the Fund's voting record for all portfolio companies whose shareholders meetings were completed the previous quarter on americanexpress.com/funds or obtain a copy by calling the Fund's administrator, Board Services Corporation, collect at (612) 330-9283. In addition, after Aug. 1, 2004, information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 will be available at http://www.sec.gov.

--------------------------------------------------------------------------------
30   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 ANNUAL REPORT

(logo)
AMERICAN
 EXPRESS
(R)

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.